Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

November 2, 2006

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's third-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business and update you on the progress of our cost savings program. I will then provide a financial review of the quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

It has now been one year since we announced our $25-million global cost savings program, and I wanted to take a few minutes to review with you the progress we have made to date and where we are headed from here. When we announced the program, we set out three goals that we believed would improve our competitive position and enhance the value of the company. The goals were to (1) focus on business operations that are aligned with our global strategic vision, (2) improve our operational processes, and (3) reduce our overall company-wide cost structure. We have since sold our plastic packaging operation in Northern Ireland which was not a strategic fit for the company and we sold our French luxury packaging business which historically was a loss-generating business. We have also closed three facilities in order to better align our cost structure and we have implemented workforce reductions and cost saving initiatives across the company. All these steps were clearly focused on achieving those three goals.

Other than the sale of our French luxury packaging business, we did not announce any new major initiatives this quarter. It is important that our facilities operate with as little disruption as possible during this peak operating season, but I want to assure you that we are continuing to evaluate additional actions which may include the possible closure, downsizing, consolidation or sale of additional facilities.

To date, cash expenditures under the cost savings program of approximately $19 million have been fully funded by cash proceeds of approximately $22 million received from the sales of operations and other assets. We expect that the actions taken to date should generate approximately $16 million in annualized savings when fully implemented. I want to reiterate that the cost savings program is on schedule and I expect that we will exceed the $25 million target once the program is fully implemented by the end of 2007.

Challenging conditions continue to exist in many of our markets. However, toward the end of the third quarter, we began to see tangible benefits related to the efforts of our employees to achieve cost savings. Fourth quarter order patterns are traditionally volatile, but volumes are currently strong, and I continue to anticipate year-on-year improvement in our operating income for the second half of the year.

Joel will now provide more details on the third quarter results.

JKM COMMENTS

Thanks Andy.

This morning we reported third quarter net income from continuing operations of $5.4 million, or $0.28 per share, compared to net income from continuing operations of $1.8 million, or $0.09 per share, for the third quarter of 2005. The current and historical results of our French luxury packaging business are now classified as discontinued operations since we have divested that business. Including discontinued operations, we reported net income for the third quarter of 2006 of $4.1 million, or $0.21 per share, compared to net income of $1.2 million, or $0.06 per share, for the third quarter of 2005. As we have discussed before, the comparability of earnings from continuing operations in the two quarters is impacted by divestitures and other activities undertaken as part of our $25-million global cost savings program, so we think it is important to give you a picture of the ongoing operations excluding those amounts. The third quarter of 2006 included a net after-tax gain of $2.8 million, or $0.15 per share, for divestitures and restructuring expenses, asset impairments and other exit costs, while the third quarter of 2005 included a net after-tax loss of $2.3 million, or $0.12 per share, related to those activities. The loss in 2005 was related to the closure of our facility in Birmingham, England, while the gain in 2006 was primarily related to additional proceeds received for our plastic packaging operation in Northern Ireland that was sold in the first quarter of 2006. When that operation was sold, the agreement stipulated that we would receive additional consideration following the sale of real estate associated with the business. During the third quarter of 2006 we received $4.1 million in additional consideration and a partial recovery of a fully reserved loan note, and we recorded a gain of the same amount. Excluding those items in both years, as well as a third-quarter 2005 after-tax loss on extinguishment of debt of $500,000, or $0.03 per share, income from continuing operations for the third quarter of 2006 was $2.6 million, or $0.13 per share, compared to $4.6 million, or $0.24 per share, for the third quarter of 2005.

Included within the third quarter 2006 income from continuing operations is an income tax benefit of $2.3 million resulting from our reassessment of the recoverability of deferred income tax assets in France following the sale of our French luxury packaging business.

As Andy mentioned, we continue to operate in challenging market conditions. Continued price pressure and higher pension and energy costs continue to negate some of the cost savings benefit. Our pension expense for the third quarter of 2006 was about $2 million higher than in the third quarter of 2005, similar to the increased amounts we have experienced all year, and while energy costs have recently stabilized, they are still at very high levels. However, this is an example of an area where efforts undertaken as part of our global cost savings program have helped to offset part of that incremental energy expense.

I'll now review our operating results starting with the Paperboard Packaging segment. As has been our past practice, my discussion of segment operating income excludes restructuring expenses, asset impairments, and gains or losses related to divestitures.

Third quarter net sales of $214.4 million for the Paperboard Packaging segment were up 6% compared to net sales for the third quarter of 2005. Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were down 3 percent for the quarter. Similar to last quarter, the decrease in net sales was primarily due to lower sales of tobacco and branded products packaging. Within the branded products packaging market, sales in German confectionary packaging remained strong, while sales in UK confectionary and alcoholic drinks packaging were weaker as we experienced stronger pricing pressure and a less favorable mix of products. Sales in pharmaceutical and healthcare packaging were flat excluding the impact of the Arlington Press acquisition in 2005.

The Paperboard Packaging segment's operating income for the third quarter of 2006 was $12.3 million, a decrease of $1.8 million, or 13%, compared to the third quarter of 2005. Excluding changes in foreign currency exchange rates, which increased segment operating income $500,000, segment operating income was down 16% for the quarter. The decrease in segment operating income was primarily due to the reduced sales in tobacco and branded packaging that I mentioned, as well as additional pension expense. These adverse factors to the quarter were partly offset by improved results in the pharmaceutical packaging market.

The Plastic Packaging segment had sales of $33.5 million in the third quarter of 2006, down 22% from the third quarter of 2005. Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were up 5% from the third quarter of 2005. The increase in net sales during the quarter was primarily due to increased sales in the Irish dairy market resulting from increased volumes and higher resin prices. Sales in other markets were relatively flat, as higher resin prices generally offset reduced volume.

Segment operating income for the Plastic Packaging segment was $2.7 million for the third quarter 2006, a decrease of $700,000, or 21%, from the third of quarter 2005. The decline in segment operating income was primarily due to lower operating earnings at our beverage packaging operations, most notably in the South Africa beverage market which has been impacted by increased competition and higher resin costs. The third quarter 2005 results included costs incurred in connection with the investigation of financial results at our facility in Crewe, England.

Corporate expenses were $3.3 million in the third quarter of 2006, down about $700,000 compared to the third quarter of 2005. The decrease was primarily due to cost savings initiatives and reduced accruals under long-term incentive programs.

Net interest expense for the third quarter of 2006 was $10.1 million, up $2.1 million from the third quarter of 2005. The increase in interest expense was due to increased borrowing levels primarily as a result of the Arlington Press acquisition, as well as higher average interest rates on borrowings under our lines of credit.

Net cash generated by operating activities was $1.5 million for the first nine months of 2006, a decrease of $27.0 million from the first nine months of 2005. The decrease in operating cash flow primarily reflected an increase in operating cash flow spending associated with our global cost savings program, as well as increased pension contributions. Excluding cash used for restructuring, net cash provided by operating activities was $14.6 million for the first nine months of 2006.

We announced in September that we would not proceed at this time with the proposed credit agreement refinancing that we discussed last quarter. Based on market conditions and negotiations with proposed lenders, we concluded that the terms and conditions of the proposed refinancing did not justify proceeding with the refinancing at this time. We expect that our current $250 million credit facility, which expires in February 2009, will provide adequate debt capacity for the foreseeable future, including financing the possible redemption of a portion of our 10 3/8% sterling subordinated debt. We will continue to monitor market conditions and to evaluate attractive opportunities for refinancing our revolving credit facility in the future.

Before we open the call up to questions, I wanted to update you on the financial status of our cost savings program. The restructuring charges, cash requirements and cost savings through the end of the third quarter are in line with our expectations. The facilities in Birmingham, England, Bedford, England and Ezy, France have been closed, and we have sold our French luxury packaging business and our plastic packaging operation in Northern Ireland. I'd like to review some of the recent highlights of each of those initiatives for you briefly now:

    In October 2006 we completed the sale of the property at our former Birmingham facility for approximately $4.7 million. The impact of the sale will be included in our fourth quarter results.
    Closure activities associated with the Bedford facility were completed during the third quarter of 2006. The sale of the property is estimated to occur in late 2006 or early 2007.
    We sold our plastic packaging operation in Northern Ireland in the first quarter of 2006 and received additional sale proceeds during the third quarter of 2006. We have recorded a pre-tax gain on divestiture of $3.1 million and net proceeds of $19.1 million to date for this initiative.
    We sold our French luxury packaging business in the third quarter of 2006 for approximately $600,000 and recorded a $1.5 million loss on the sale, which is included in discontinued operations.

Since the program's inception, the company has recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $23.1 million ($7.8 million of which are included in discontinued operations) and made cash payments related to program initiatives of approximately $18.7 million. In addition, the company has recovered approximately $22.0 million in sale proceeds on operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $16 million.

We will continue to update you on our progress related to these initiatives each quarter. As Andy mentioned we are also continuing to evaluate the possible closure, downsizing, consolidation or sale of additional facilities.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code: 4840504).

This concludes today's call. Thank you for participating.